Exhibit 99.3

Tier Technologies, Inc.
Unaudited Pro Forma Condensed Consolidated Finanical Statements
December 31, 2008

Selected Financial Data
Tier Technologies, Inc. and ChoicePay, Inc.
Unaudited Pro Forma Condensed Consolidated Financial Statements

Description of Transaction

Tier Technologies, Inc. or Tier, through its wholly owned subsidiary, Cowboy Acquisition Company, purchased substantially all of the assets of ChoicePay, Inc., or ChoicePay, a leading ePayments solution provider based in Tulsa, Oklahoma.

The purchase price of this transaction was approximately $7.5 million in cash at closing and a potential earn out, based upon a percentage of the profitability of future defined new client business, not to exceed $2.0 million.  The transaction was funded by cash reserves.  The total cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their estimated respective fair values, in accordance with Financial Accounting Standards Board Statement No. 141—Business Combinations.  The acquisition resulted in the recognition of a preliminary estimate of goodwill of approximately $2.5 million that was assigned to our electronic payment processing segment.

The unaudited pro forma condensed consolidated financial information reflecting the combination of Tier and ChoicePay is provided for informational purposes only.  The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the acquisition been completed on the dates indicated.  In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or results of operations of the consolidated company.

The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting.  Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the acquisition.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 and statements of operations for the three months ended December 31, 2008 and twelve months ended September 30, 2008 give effect to the acquisition of ChoicePay as if it had occurred at the beginning of such respective periods, and include adjustments which give effect to events that are directly attributable to the transaction.  Our cost to acquire ChoicePay has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary internal valuation estimate of their respective fair values as of the date of the acquisition.  Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma condensed consolidated statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the consolidated results, such as amortization expense of acquired tangible and intangible assets.  The unaudited pro forma condensed consolidated statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the acquisition.

For the purpose of preparing the unaudited pro forma condensed consolidated balance sheets and statements of operations as of and for the three months ended December 31, 2008, Tier used its latest filed consolidated financial statements for the quarterly period ended December 31, 2008 from its quarterly report on Form 10-Q filed with the SEC on February 9, 2009.  Tier used ChoicePay’s historical financial statements for the three months ended December 31, 2008.

For the purpose of preparing the unaudited pro forma condensed consolidated statement of operations for the twelve months ended September 30, 2008, Tier used its consolidated statement of operations for the fiscal year ended September 30, 2008, from its annual report on Form 10-K, as amended, filed with the SEC on January 28, 2009.  Tier used ChoicePay’s historical financial statements for the three months ended December 31, 2007 plus their historical financial statements for the nine months ended September 30, 2008.

You should read this information in conjunction with the:

•	Accompanying notes to the unaudited pro forma condensed consolidated financial information; and

•	Separate historical consolidated financial statements of Tier as of and for the quarterly period ended December 31, 2008 included in Tier’s quarterly report on Form 10-Q.

Statements made in this unaudited pro forma condensed consolidated financial information of Tier and ChoicePay that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to future events or Tier’s future financial and/or operating performance and generally can be identified as such because the context of the statement includes words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "shows," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import.  These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this report.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to Tier’s annual report on Form 10-K for the fiscal year ended September 30, 2008 filed with the SEC.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tier Technologies, Inc.
Pro Forma Condensed Consolidated Balance Sheets
December 31, 2008
(Unaudited)
(in thousands)	Tier Technologies, Inc	ChoicePay, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$34,393	$2,574	$(7,500)	(a)	$29,467
Investments in marketable securities	11,485	—	—		11,485
Accounts receivable, net	5,897	213	—		6,110
Prepaid expenses and other current assets	3,108	171	—		3,279
Current assets—held-for-sale	10,293	—	—		10,293
Total current assets	65,176	2,958	(7,500)		60,634

Property, equipment and software, net	4,618	2,164	(914)	(b)	5,868
Other intangible assets, net	12,276	—	3,780	(c)	16,056
Goodwill	14,526	—	3,581	(d)	18,107
Investments in marketable securities	31,213	—	—		31,213
Restricted investments	7,361	—	—		7,361
Other assets	272	—	—		272
Total assets	$135,442	$5,122	$(1,053)		$139,511

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$676	$2,002	$—		$2,678
Accrued compensation liabilities	3,690	—	—		3,690
Accrued discount fees	7,497	—	—		7,497
Other accrued liabilities	4,608	2,017	50	(e)	6,675
Deferred income	1,790	—	—		1,790
Current liabilities—held-for-sale	7,988	—	—		7,988
Current portion of long-term debt	—	945	(945)	(f)	—
Total current liabilities	26,249	4,964	(895)		30,318

Long-term debt	—	3,119	(3,119)	(f)	—
Other liabilities	106	—	—		106
Total liabilities	26,355	8,083	(4,014)		30,424

Commitments and contingencies

Shareholders’ equity:
Preferred stock	—	5,489	(5,489)	(g)	—
Common stock and paid-in capital	190,588	4,498	(4,498)	(g)	190,588
Treasury stock—at cost	(8,684)	(100)	100	(g)	(8,684)
Accumulated other comprehensive income	1	—	—		1
Accumulated deficit	(72,818)	(12,848)	12,848	(g)	(72,818)
Total shareholders’ equity	109,087	(2,961)	2,961		109,087
Total liabilities and shareholders’ equity	$135,442	$5,122	$(1,053)		$139,511

See Notes to Pro Forma Condensed Consolidated Financial Statements

Tier Technologies, Inc.
Pro Forma Condensed Consolidated Statements of Operations
For the three months ended December 31, 2008
(Unaudited)

(in thousands, except per share data)	Tier Technologies, Inc	ChoicePay, Inc.	Pro Forma Adjustments		Pro Forma Consolidated

Revenues	$29,740	$2,703	$—		$32,443

Costs and expenses:
Direct costs	22,418	1,492	—		23,910
General and administrative	6,630	988	—		7,618
Selling and marketing	1,316	299	—		1,615
Depreciation and amortization	1,459	292	136	(a)	1,887
Total costs and expenses	31,823	3,071	136		35,030
Loss from continuing operations before other income/(expense) and income taxes	(2,083)	(368)	(136)		(2,587)

Other income/(expense):
Loss on investment	(112)	—	—		(112)
Interest income, net	304	(92)	55	(b) (c)	267
Total other income/(expense)	192	(92)	55		155

Loss from continuing operations before income taxes	(1,891)	(460)	(81)		(2,432)
Income tax provision	1	—	—		1

Loss from continuing operations	$(1,892)	$(460)	$(81)		$(2,433)

Loss per share from continuing operations— Basic and diluted:	$(0.10)				$(0.12)

Weighted average common shares used in computing:
Basic and diluted loss per share	19,735				19,735

See Notes to Pro Forma Condensed Consolidated Financial Statements

Tier Technologies, Inc.
Pro Forma Condensed Consolidated Statements of Operations
For the Year Ended ended September 30, 2008
(Unaudited)

(in thousands, except per share data)	Tier Technologies, Inc	ChoicePay, Inc.	Pro Forma Adjustments		Pro Forma Consolidated

Revenues	$122,571	$9,714	$—		$132,285

Costs and expenses:
Direct costs	95,234	5,916	—		101,150
General and administrative	28,020	4,776	—		32,796
Selling and marketing	8,677	1,357	—		10,034
Depreciation and amortization	5,328	1,116	545	(a)	6,989
Total costs and expenses	137,259	13,165	545		150,969
Loss from continuing operations before other income/(expense) and income taxes	(14,688)	(3,451)	(545)		(18,684)

Other income/(expense):
Interest income, net	2,731	(286)	78	(b) (c)	2,523
Total other income/(expense)	2,731	(286)	78		2,523

Loss from continuing operations before income taxes	(11,957)	(3,737)	(467)		(16,161)
Income tax provision	87	—	—		87

Loss from continuing operations	$(12,044)	$(3,737)	$(467)		$(16,248)

Loss per share from continuing operations— Basic and diluted:	$(0.61)				$(0.83)

Weighted average common shares used in computing:
Basic and diluted loss per share	19,616				19,616

See Notes to Pro Forma Condensed Consolidated Financial Statements

Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated balance sheets and statements of operations are based on historical financial statements of Tier Technologies, Inc. and ChoicePay, Inc., after giving effect to our acquisition of ChoicePay as if it occurred on October 1, 2007 for the twelve months ended September 30, 2008 and on October 1, 2008 for the three months ended December 31, 2008.  Pursuant to Article 11 Regulation S-X, the pro forma results are through “income from continuing operations.”

On January 27, 2009, the registrant completed its acquisition of substantially all of the assets of ChoicePay, Inc. pursuant to the Asset Purchase Agreement, dated as of January 13, 2009.  The unaudited pro forma condensed consolidated financial statement have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Financial Accounting Standard Statement No. 141—Business Combinations, or SFAS 141.

Under the purchase method of accounting, the total estimated purchase price is allocated to ChoicePay’s net tangible and intangible assets based on their estimated fair values as of January 27, 2009, the effective date of the acquisition.  Payment of earn-out consideration is contingent upon a percentage of the profitability of future defined new client business.  Accordingly, pursuant to SFAS No. 141, this contingent consideration was not included in the initial recorded cost of the acquisition.

Of the total purchase price, $7.5 million has been allocated to the definite and indefinite lived intangible assets acquired.  Definite lived intangible assets consist of $1.7 million related to technology based intangibles, $1.6 million related to customer related intangibles and $0.5 million of marketing related intangibles.  The amortization of these intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed consolidated statements of operations.  Any excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill.  The estimated useful lives for the technology based and marketing related intangibles is five years.  The customer related intangible has an estimated useful life of 15 years.

There are several methods that can be used to determine the estimated fair value of intangible assets.  We applied an income approach to estimate the fair value of the customer related and the technology based intangible assets, and a relief-from-royalty approach to estimate the fair value of the marketing related intangible assets.

The acquired intangible assets related to the ChoicePay acquisition will result in the following annual amortization expense in future periods.

(in thousands)	Future expense
Years ending September 30,
2009	$363
2010	545
2011	545
2012	545
2013	545
Thereafter	1,237
Total future amortization expense	$3,780

Note 2—Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and the reduced interest income earnings on the cash used in the acquisition, to adjust amounts related to ChoicePay’s net tangible and intangible assets to estimated fair values, to reflect the amortization expense related to the amortizable intangible assets, and to reflect interest expense savings related to paying off ChoicePay debt and capital leases.

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet are as follows:

(a)	Adjustment to reflect the cash paid to ChoicePay per the asset purchase agreement.

(b)	Adjustment to reflect the estimated fair value of the property, equipment and software acquired.

(c)	To record identifiable intangible assets at estimated fair value.

(d)
Adjustment to reflect the estimated fair value of goodwill based on net assets acquired as if the acquisition occurred on December 31, 2008.  A difference of $1.1 million recorded on a pro forma basis and the actual balance as of the acquisition date, is the result of changes in the net assets and liabilities of ChoicePay, due to normal operating activities between December 31, 2008 and January 27, 2009.

(e)	Estimated accrued expensed related to the acquisition of ChoicePay.

(f)	Elimination of debt not acquired in the acquisition.

(g)	Elimination of shareholder equity accounts not acquired in the acquisition.

The pro forma adjustments included in the unaudited pro forma condensed consolidated statements of operations are as follows:

(a)
Adjustments to reflect estimated additional intangible asset amortization expense of $136,000 and $545,000 for quarter ended December 31, 2008 and the year ended September 30, 2008, respectively, resulting from the fair value adjustments to ChoicePay’s intangible assets.

(b)
Adjustment to reduce interest expense of $93,000 and $342,000 for the quarter ended December 31, 2008 and the year ended September 30, 2008, respectively, related to the payoff of ChoicePay debt and capital lease obligations.

(c)
Represents the estimated reduction in interest income earned on Tier’s cash and short-term investments of $38,000 and $264,000 for the quarter ended December 31, 2008 and the year ended September 30, 2008, respectively.  We assumed the purchase price of $7.5 million was paid on the first day of each period and the estimated reduction to interest income was derived based on the average yield earned by Tier for the applicable periods.